Exhibit F-6(a)



           [LETTERHEAD OF WISE CARTER CHILD & CARAWAY]

                         October 4, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

          With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-
9753), filed by Entergy Corporation, System Energy Resources, Inc. ("System Energy"), Entergy Mississippi, Inc. ("Entergy Mississippi") and the other companies named therein with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by System Energy of one or more new series of System Energy's First Mortgage Bonds and the participation by the Company in one or more assignments of the Availability Agreement, as referred to and described in the Application-Declaration; (2) the Commission's orders dated December 6, 2000, and September 11, 2002 (together, the "Orders") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of System Energy's $70,000,000 First Mortgage Bonds, 4 7/8% Series due October 1, 2007 (the "Bonds"); and (3) the execution and delivery by Entergy Mississippi on September 24, 2002, of the Thirty-fourth Assignment of Availability Agreement, Consent and Agreement dated as of September 1, 2002 (the "Thirty-fourth Assignment of Availability Agreement") to the Trustee under System Energy's Mortgage and Deed of Trust dated as of June 15, 1977, as amended and supplemented, for the benefit of the holders of the Bonds, we advise you that in our opinion:

          (a) Entergy Mississippi is a corporation duly organized and validly existing under the laws of the State of Mississippi;

          (b) the execution and delivery of the Thirty-fourth Assignment of Availability Agreement have been consummated in accordance with the Application-
     Declaration, as amended, and the Orders;

          (c)    all  state  laws  that  relate  or   are
     applicable to the execution and delivery of the Thirty-fourth Assignment of Availability Agreement
     (other than so-called "blue sky" or similar laws, upon which we do not express an opinion herein) have been complied with;

          (d)     the    Thirty-fourth   Assignment    of
     Availability  Agreement  is  a  valid  and   binding
     obligation of Entergy Mississippi in accordance with
     its  terms,  except as may be limited by  applicable
     bankruptcy,   insolvency,   fraudulent   conveyance,
     reorganization  or  other  similar  laws   affecting
     enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

          (e)   the  consummation of  the  execution  and
     delivery   of   the  Thirty-fourth   Assignment   of
     Availability Agreement has not violated the legal rights of the holders of any securities issued by Entergy Mississippi.


          We are members of the Mississippi Bar. This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America.

          Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                                   Very truly yours,

                                   WISE CARTER CHILD & CARAWAY,
                                   Professional Association


                                    By:    /s/ Betty Toon Collins
                                        Betty Toon Collins